Exhibit 99.1

FOR IMMEDIATE RELEASE
April 15, 2009

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2009.

Earnings Summary
(in thousands except per share data)	1Q 2009	4Q 2008	1Q 2008
Net income	$7,363	$6,485	$8,545
Earnings per share	$0.49	$0.43	$0.57
Earnings per share (diluted)	$0.48	$0.43	$0.57

Return on average assets	1.00%	0.87%	1.18%
Return on average equity	9.52%	8.44%	11.20%
Efficiency ratio	64.06%	61.45%	56.39%
Tangible common equity/tangible assets ratio	8.34%	8.37%	8.46%

Dividends declared per share	$0.30	$0.30	$0.29
Book value per share	$20.74	$20.46	$20.48

Weighted average shares	15,076	15,065	15,000
Weighted average shares (diluted)	15,193	15,221	15,116

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended March 31, 2009 of $7.4 million or $0.49 per basic share compared to $6.5 million or $0.43 per basic share earned during the quarter ended December 31, 2008 and $8.5 million or $0.57 per basic share earned during the first quarter of 2008.  The increase from prior quarter resulted from a $1.6 million decrease in provision for loan losses as the loan portfolio and net charge-offs declined, $0.5 million in securities gains from repositioning of the investment portfolio, and a $1.7 million increase in gains on sales of loans resulting from increased refinancing by consumers of residential real estate.  The decrease from prior year first quarter was primarily the result of a $1.8 million decrease in net interest income as interest rates remain at historically low levels.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On March 31, 2009, our Tangible Common Equity/Tangible Assets Ratio remained significantly higher than our peer institutions at 8.34%, our Tier 1 Leverage Ratio of 10.38% was 538 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.08% was 708 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.33% was 433 basis points higher than the 10.00% regulatory requirement for this designation.

First Quarter 2009 Highlights

❖
CTBI's basic earnings per share increased 14.0% from prior quarter and decreased 14.0% from prior year first quarter as we continue to successfully operate within challenging economic conditions.  Our prior quarter earnings were impacted by the other than temporary impairment charge of $1.1 million based upon the market value of Freddie Mac and Fannie Mae trust preferred pass-through auction rate securities, as well as a $1.1 million decline in the fair value of mortgage servicing rights.

❖
Pressure continued on our net interest margin due to the current interest rate environment and economic conditions.  Our net interest margin for the quarter ended March 31, 2009 decreased 8 basis points from prior quarter and 39 basis points from prior year.  Net interest income decreased $0.7 million and $1.8 million from prior quarter and prior year as average earning assets increased by $37.9 million and $105.2 million, respectively.

❖
Noninterest income for the first quarter 2009, excluding gains and losses on securities, increased 22.4% over prior quarter and 16.4% over prior year first quarter.  The quarter over quarter increase included a $1.5 million increase in gains on sales of loans and a positive $0.8 million variance in the fair value of mortgage servicing rights.

❖
During the quarter, CTBI did a small repositioning of our investment portfolio.  Gains on sales of securities for the 1st quarter 2009 were $519 thousand, and the reinvestment of the proceeds allowed us to increase the yield in the portfolio while only slightly increasing the overall duration of the portfolio.

❖
Noninterest expense increased 7.9% from prior quarter and 12.1% from prior year first quarter primarily due to increases in legal, other real estate owned, insurance, and repossession expenses from increased collection activity, as well as increased personnel expense.

❖
Nonperforming loans remained relatively flat from December 31, 2008 to March 31, 2009 at $52.2 million.  Nonperforming assets (nonperforming loans plus OREO) increased $4.7 million from prior quarter-end, December 31, 2008, and $17.3 million from prior year quarter-end, March 31, 2008.

❖
Our loan portfolio decreased an annualized 2.3% during the quarter with a $13.0 million decline, primarily in the residential loan portfolio due to the high level of refinancing activity from portfolio adjustable rate loans to secondary market long-term fixed rate loans.  Loan growth from prior year was $83.8 million or 3.7%.

❖	Our investment portfolio decreased $2.2 million for the quarter and $40.2 million year over year.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.34%.

Net Interest Income

Our quarterly net interest margin declined 8 basis points from prior quarter and 39 basis points from prior year first quarter as repricing of deposits in our asset sensitive balance sheet is slower than the repricing of loans.  Net interest income for the quarter decreased 2.7% from prior quarter and 7.0% from prior year first quarter, although average earning assets increased 1.4% and 3.9%, respectively, for the same periods.  The yield on average earnings assets decreased 25 basis points from prior quarter and 123 basis points from prior year in comparison to the 20 basis point and 101 basis point decreases in the cost of interest bearing funds during the same periods.

Noninterest Income

As discussed above, noninterest income for the first quarter 2009, excluding gains and losses on securities, increased 22.4% over prior quarter and 16.4% over prior year first quarter.  The increases in noninterest income quarter over quarter and year over year resulted primarily from increased gains on sales of residential real estate loans and positive variances in the fair value of mortgage servicing rights.  Gains on sales of securities for the 1st quarter 2009 were $0.5 million, while 4th quarter 2008 was impacted by an other than temporary impairment charge of $1.1 million based upon the market value of Freddie Mac and Fannie Mae trust preferred pass-through auction rate securities.

Noninterest Expense

  Noninterest expense for the quarter increased 7.9% from prior quarter and 12.1% from prior year first quarter.  Personnel expense increased $0.6 million over prior quarter and prior year, and legal, other real estate owned, insurance and repossession expenses increased approximately $1.1 million compared to the same period 2008 and $0.6 million from prior quarter due to increased collection activity.

Balance Sheet Review

CTBI’s total assets at $3.0 billion increased 2.3% from prior quarter and 4.1% from prior year.  Loans outstanding at March 31, 2009 were $2.3 billion reflecting an annualized 2.3% decline during the quarter and a 3.7% growth from March 31, 2008.  CTBI's investment portfolio, however, decreased an annualized 3.0% from prior quarter and 12.1% from prior year.  Federal funds sold and deposits in other banks increased $76.3 million quarter over quarter and $67.5 million year over year.  Deposits, including repurchase agreements, at $2.5 billion increased an annualized 7.0% from prior quarter and 3.2% from prior year.

Shareholders’ equity at March 31, 2009 was $313 million compared to $308.2 million at December 31, 2008 and $306.8 at March 31, 2008.  CTBI's annualized dividend yield to shareholders as of March 31, 2009 was 4.49%.

Asset Quality

Nonperforming loans remained relatively flat during the first quarter 2009.  CTBI's total nonperforming loans were $52.2 million at March 31, 2009 and December 31, 2008 and $42.6 million at March 31, 2008.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Foreclosed properties increased during the first quarter 2009 to $15.2 million from the $10.4 million at December 31, 2008 and the $7.4 million at March 31, 2008, as the legal system remains strained due to current economic conditions and CTBI continues working through a prolonged foreclosure process.  Sales of foreclosed properties during the first quarter 2009 totaled $0.5 million while new foreclosed properties totaled $5.5 million.  Our nonperforming loans and foreclosed properties remain concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter of $2.2 million, or 0.38% of average loans annualized, was a decrease from prior quarter's 0.45% of average loans annualized but an increase from the 0.33% for prior year first quarter.  Allocations to loan loss reserve were $2.0 million for the quarter ended March 31, 2009 compared to $3.6 million for the quarter ended December 31, 2008 and $2.4 million for the quarter ended March 31, 2008.  Our loan loss reserve as a percentage of total loans outstanding at March 31, 2009 remained at 1.31% from December 31, 2008, but increased from the 1.27% at March 31, 2008.  The adequacy of our loan loss reserve is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential losses.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2009
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Interest income	$ 37,676	$ 39,557	$ 44,680
Interest expense	13,202	14,409	18,372
Net interest income	24,474	25,148	26,308
Loan loss provision	1,981	3,560	2,369

Gains on sales of loans	1,931	251	546
Deposit service charges	4,949	5,545	5,099
Trust revenue	1,162	1,180	1,191
Loan related fees	748	(19)	299
Securities gains	519	(1,053)	(50)
Other noninterest income	1,444	1,408	1,658
Total noninterest income	10,753	7,312	8,743

Personnel expense	11,268	10,625	10,711
Occupancy and equipment	2,923	2,839	2,679
Amortization of core deposit intangible	159	158	158
Other noninterest expense	8,072	7,166	6,453
Total noninterest expense	22,422	20,788	20,001

Net income before taxes	10,824	8,112	12,681
Income taxes	3,461	1,627	4,136
Net income	$ 7,363	$ 6,485	$ 8,545

Memo: TEQ interest income	$ 37,967	$ 39,872	$ 45,047

Average shares outstanding	15,076	15,065	15,000
Basic earnings per share	$ 0.49	$ 0.43	$ 0.57
Diluted earnings per share	$ 0.48	$ 0.43	$ 0.57
Dividends per share	$ 0.30	$ 0.30	$ 0.29

Average balances:
Loans, net of unearned income	$ 2,352,178	$ 2,336,535	$ 2,239,608
Earning assets	2,784,261	2,746,404	2,679,069
Total assets	2,991,982	2,959,249	2,900,533
Deposits	2,363,123	2,332,311	2,288,910
Interest bearing liabilities	2,190,415	2,170,691	2,142,185
Shareholders' equity	313,680	305,702	306,961

Performance ratios:
Return on average assets	1.00%	0.87%	1.18%
Return on average equity	9.52%	8.44%	11.20%
Yield on average earning assets (tax equivalent)	5.53%	5.78%	6.76%
Cost of interest bearing funds (tax equivalent)	2.44%	2.64%	3.45%
Net interest margin (tax equivalent)	3.61%	3.69%	4.00%
Efficiency ratio (tax equivalent)	64.06%	61.45%	56.39%

Loan charge-offs	$ 3,059	$ 3,414	$ 2,410
Recoveries	(856)	(767)	(586)
Net charge-offs	$ 2,203	$ 2,647	$ 1,824

Market Price:
High	$ 37.17	$ 37.22	$ 30.87
Low	22.55	23.05	23.38
Close	26.75	36.75	29.30

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2009
(in thousands except per share data)

	As of	As of	As of
	March 31, 2009	December 31, 2008	March 31, 2008
Assets:
Loans, net of unearned	$ 2,335,607	$ 2,348,651	$ 2,251,846
Loan loss reserve	(30,599)	(30,821)	(28,599)
Net loans	2,305,008	2,317,830	2,223,247
Loans held for sale	3,085	623	1,310
Securities AFS	267,003	267,376	299,831
Securities HTM	23,782	25,597	31,137
Other equity investments	29,045	29,040	28,064
Other earning assets	129,570	53,253	62,049
Cash and due from banks	86,646	89,576	85,414
Premises and equipment	51,280	51,590	52,823
Goodwill and core deposit intangible	66,183	66,341	66,817
Other assets	60,597	53,305	53,792
Total Assets	$ 3,022,199	$ 2,954,531	$ 2,904,484

Liabilities and Equity:
NOW accounts	$ 20,170	$ 21,739	$ 18,691
Savings deposits	646,744	615,041	650,686
CD's >=$100,000	464,265	463,973	439,430
Other time deposits	783,165	780,721	762,727
Total interest bearing deposits	1,914,344	1,881,474	1,871,534
Noninterest bearing deposits	469,096	450,360	434,033
Total deposits	2,383,440	2,331,834	2,305,567
Repurchase agreements	148,707	157,422	148,739
Other interest bearing liabilities	148,546	133,560	110,710
Noninterest bearing liabilities	28,892	23,509	32,619
Total liabilities	2,709,585	2,646,325	2,597,635
Shareholders' equity	312,614	308,206	306,849
Total Liabilities and Equity	$ 3,022,199	$ 2,954,531	$ 2,904,484

Ending shares outstanding	15,076	15,066	14,979
Memo: Market value of HTM securities	$ 24,150	$ 25,496	$ 31,384

90 days past due loans	$ 12,760	$ 11,245	$ 14,365
Nonaccrual loans	39,406	40,945	28,239
Restructured loans	0	0	0
Foreclosed properties	15,176	10,425	7,425

Tier 1 leverage ratio	10.38%	10.37%	10.49%
Tier 1 risk based ratio	13.08%	13.05%	13.33%
Total risk based ratio	14.33%	14.30%	14.58%
Tangible common equity/tangible assets ratio	8.34%	8.37%	8.46%
FTE employees	996	986	996

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2009
(in thousands except per share data)

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2009 and 2008 as follows:

	Three Months Ended
	March 31
	2009	2008
Net income	$ 7,363	$ 8,545

Basic earnings per share	$ 0.49	$ 0.57

Diluted earnings per share	$ 0.48	$ 0.57

Average shares outstanding	15,076	15,000

Total assets (end of period)	$ 3,022,199	$ 2,904,484

Return on average equity	9.52%	11.20%

Return on average assets	1.00%	1.18%

Provision for loan losses	$ 1,981	$ 2,369

Gains on sales of loans	$ 1,931	$ 546